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                                                                   EXHIBIT 99.1

                                   [AFC LOGO]

AFC ENTERPRISES RELEASES MID-QUARTER BUSINESS UPDATE FOR THIRD QUARTER 2003

Company Provides Key Business Drivers for Periods 8 and 9 of 2003

ATLANTA, Sept. 19 -- AFC Enterprises, Inc. (Pink Sheets: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, Church's Chicken(TM), Cinnabon(R) and the franchisor of Seattle's Best Coffee(R) in Hawaii, on military bases and internationally, today announced operating performance results for the Company's fiscal period 8, which began July 14, 2003 and ended August 10, 2003, and fiscal period 9, which began August 11, 2003 and ended September 7, 2003. The Company also provided an update on other key business matters.

Overall Performance

Domestic System-wide Comparable Store Sales

The Company reported that blended domestic system-wide comparable store sales at its restaurants, bakeries and cafes were down 1.0 percent in period 8 and down 1.4 percent in period 9 of 2003, compared to down 3.0 percent and down 3.4 percent for period 8 and period 9 of 2002. Periods 8 and 9 of 2003 represented AFC's most improved blended comparable sales performance in 2003. Domestic comparable store sales for period 9 were adversely impacted by approximately (0.3) percent due to the recent blackout in several states that occurred during the first week of that period.

         Domestic system-wide comparable store sales by brand were as follows:

    Domestic System-wide     P8 2002     P8 2003     P9 2002     P9 2003
    Comparable Store Sales   7/15/02-    7/14/03-    8/12/02-    8/11/03-
                             8/11/02     8/10/03     9/8/02      9/7/03

    Popeyes                  (1.9%)      (0.9%)      (2.6%)      (1.2%)
    Church's                 (3.1%)      (1.7%)      (3.4%)      (2.3%)
    Cinnabon                 (9.9%)       1.7%       (9.1%)       1.4%

    Blended Domestic System-wide
    Comparable Store Sales   (3.0%)      (1.0%)      (3.4%)      (1.4%)

As previously announced in AFC's press release on July 31, 2003, each of the Company's brands commenced a 100-day plan on June 1, 2003, to implement action oriented solutions to help improve comparable store sales. The 100-day plan initiatives helped secure an overall increase in average check for period 8 and period 9 of 2003 versus the same periods of 2002, with Popeyes up 0.4 percent and 2.2 percent, respectively. Church's average check was also up 3.0 percent and 5.6 percent, respectively. Cinnabon's average check was down 2.3 percent in period 8, but reflected an improvement in period 9 of up 1.2 percent.

Some of the specific drivers of the 100-day plan that led to improved comparable store sales performance included:

         - Popeyes reintroduced its promotion of mild and spicy chicken strips, as well as its most successful bone-in chicken offers.

         - Popeyes also focused on its seafood promotions, including Popcorn and Carribean Shrimp, in addition to highly concentrated television promotional activities.

         - Church's promoted a 10/15-piece dark meat box in the majority of restaurants. In addition, the brand continued to promote Shrimp Crunchers and mixed boxes, appealing to the dark and white meat consumers, in select markets.

         - Church's began testing a new product line, Krispy Chicken Tenders and Waffles, in several markets. The product is based on a traditional southern soul-food favorite, fried chicken and waffles.

         - Cinnabon launched its Caramel flavor promotion that has been the brand's most successful marketing campaign in 2003, and has led to improved capture rates in mall venues.


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Brand building initiatives for the remainder of 2003 include the following:

         - Popeyes will again focus for the balance of 2003 on historically successful limited time offers, such as Crawfish, and introduce a new product launch of Sweet Heat(R) Wings.

         - Popeyes has created a task force with a group of its franchisees to optimize the return on investment of its Heritage restaurant design by targeting a reduction in development and operating costs of 10-15 percent, with the goal of accelerating development of new units and reimaging of existing units.

         - Church's is testing a new drive-thru menuboard system, as well as all new interior and exterior menuboards. The designs were developed to speed the ordering process and increase sales of new products and special meal features.

         - Church's will continue to feature Shrimp Crunchers, a portable portion of crunchy shrimp in specially designed "to-go" packaging. In addition, for the holidays, Church's will feature two different pies targeting families on the go, including a southern style pecan pie and a sweet potato pie, which will compliment family meal box specials.

         - Cinnabon is working on a national rollout of a new portable product called CinnaPoppers(TM), which is a bite-sized brown sugar and cinnamon pastry. This initiative will include a 10-city awareness building campaign that focuses on local television product demonstrations. The product achieved 7 percent of sales mix in test bakeries and consumer research was favorable.

         - Cinnabon partnered with ConAgra Foods, Inc. to introduce the new Orville Redenbacher Cinnabon gourmet popcorn in August 2003, which will soon be available in thousands of locations. This is the first step in a broader licensing initiative aimed at building brand awareness.

AFC remains comfortable with its previously projected full-year 2003 blended domestic system-wide comparable store sales of down 2.5-3.5 percent. By brand, AFC expects full-year 2003 domestic system-wide comparable store sales growth to be down 1.5-2.5 percent for Popeyes, down 3.5-4.5 percent for Church's and down 5.5-6.5 percent for Cinnabon.

New System-wide Openings

The AFC system opened 42 restaurants, bakeries and cafes during period 8 and period 9 of 2003, compared to 56 total system-wide openings during the same periods in 2002. This unit opening decrease over prior year was primarily a result of franchisees continuing to have a more cautious approach and greater sensitivity to the current economic environment. In addition, due to the temporary suspension of domestic franchise sales-related activities, the Company is currently unable to capitalize on traditional venue driven development opportunities that can be signed and opened within the same year. Of the 42 openings in periods 8 and 9, 21 were domestic and the remaining 21 were in international markets. Popeyes opened 17 of the 21 domestic units in periods 8 and 9.

                         Unit Openings                                                Unit Count
               P8        P8        P9        P9                        P8           P8           P9           P9
              2002      2003      2002      2003                      2002         2003         2002         2003
              ----      ----      ----      ----                     -----        -----        -----        -----
Popeyes        14        18        12        8        Popeyes        1,662        1,772        1,665        1,770
Church's        6         1         5        4        Church's       1,479        1,510        1,480        1,511
Cinnabon        2         4        12        3        Cinnabon         579          613          590          615
Seattle's                                             Seattle's
  Best                                                  Best
  Coffee(a)     4         0         1        4          Coffee(a)       76          118           77          119

Total          26        23        30       19        Total          3,796        4,013        3,812        4,015

(a)      SBC units are in Hawaii, on military bases and internationally only.

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On a system-wide basis, AFC had 4,015 units at the end of period 9 of 2003. The breakdown of units at the end of period 9 of 2003 consists of 3,120 domestic units and 895 in Puerto Rico and 35 foreign countries. This total unit count represents 455 Company owned and 3,560 franchised restaurants, bakeries and cafes.

The Company is still anticipating that 345-370 new unit openings will occur in 2003. This number is comprised of 175-180 Popeyes units, 55-65 Church's units, 70-75 Cinnabon units and 45-50 Seattle's Best Coffee international units. This estimate represents 185-210 net new units that will be added to the system in 2003 as a result of approximately 160 unit closings. Unit closings traditionally occur due to a loss or expiration of lease rights and closing of under-performing units.

Commitments and Conversions

As previously stated, the Company has temporarily suspended domestic franchise sales-related activities, including the sale of new commitments and the sale of Company-owned units to franchisees (conversions) because it has not yet finalized its 2003 franchise offering circulars or renewed its state franchise registrations, both of which require AFC's current financial statements. At the end of Period 9 of 2003, the Company had a total of 2,444 outstanding commitments for future development, which included 194 that were signed in 2003. Due to the continued delay in filing the 2002 Form 10-K, the Company now projects to sign approximately 400-475 new commitments for future development in 2003. However, the remaining domestic commitments projected to be signed in 2003 will be dependent on the timing of the filing of the 2002 Form 10-K.

The Company will reengage in domestic franchise sales, including select market conversions to franchisees, after finalizing and filing the 2003 franchise offering circulars and renewing its franchise registrations. This process will immediately follow the release of its 2002 audited financial statements and the release of any quarterly 2003 financial statements, as may be required. The Company expects proceeds from conversions in 2003 to be $5 million or less, depending on the final release date of the financial statement filings.

"Our brands continue to take the necessary actions to improve the operating performance and grow their respective businesses," said Dick Holbrook, President and COO of AFC Enterprises. "As a company, we look forward to putting the delayed financial filings behind us so that we can pursue value-creating opportunities like selling domestic commitments, seeking opportunistic conversions and repurchasing shares."

Additional Key Business Matters

Financial Restatements Update

The Company continues to make every effort to complete the restatements and audits of its financial statements for 2002, 2001 and 2000 and to file its 2002 Form 10-K, as well as its quarterly reports on Form 10-Q for the first two quarters of 2003.

Listing Status

The Company's common stock continues to be quoted on the National Quotation Service Bureau (the "Pink Sheets") for unsolicited trading. Once the Company has released the required financial statements, AFC intends to file a listing application to be listed on the Nasdaq National Market.

Productivity Initiative

AFC remains comfortable with its estimate of $10 million in run-rate improvements. AFC has already seen measurable results from several initiatives (approximately $3 million in improvement before one-time expenses) and anticipates realizing the full impact of the initiatives in 2004.

Non-Recurring Expenses

AFC is currently projecting to incur $17 to $18 million of non-recurring expenses in 2003, dependent upon the timing of the completion and filing of the Company's financial statements. This is an increase from the $14 to $15 million originally projected in AFC's July 31, 2003, press release. These additional expenses relate to the ongoing audit process for fiscal year 2002, 2001 and 2000. Non-recurring expenses are related to the productivity initiative, the extended audit process for fiscal years 2002, 2001 and 2000, shareholder litigation and expenses related to the amendment of the Company's credit facility agreement.

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Credit Facility and Current Ratings

The Company's outstanding debt under its credit facility agreement, net of investments, at the end of Period 9 of 2003 was approximately $125 million, down from approximately $218 million at the end of 2002 as a result of cash generated from ongoing operations and the sale of its Seattle Coffee Company subsidiary. On August 25, 2003, Standard & Poor's Ratings Services raised the Company's senior secured bank loan ratings to 'B' from 'CCC+' and on August 28, 2003, Moody's Investor Service lowered the Company's secured credit facility rating from Ba2 to B1.

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of 4,015 restaurants, bakeries and cafes as of September 7, 2003, in the United States, Puerto Rico and 35 foreign countries under the brand names Popeyes(R) Chicken & Biscuits, Church's Chicken(TM) and Cinnabon(R), and the franchisor of Seattle's Best Coffee(R) in Hawaii, on military bases and internationally. AFC's primary objective is to be the world's Franchisor of Choice(R) by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales of approximately $2.7 billion in 2002 and can be found on the World Wide Web at www.afce.com .

AFC Contact Information:

Felise Glantz Kissell, Vice President, Investor Relations & Finance (770) 353-3086 or fkissell@afce.com

Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the outcome of the ongoing audits, Audit Committee investigation and the restatement of the our financial statements, the delisting of our securities from the Nasdaq National Market, adverse effects of litigation or regulatory actions arising in connection with the restatement of our financial statements, the inability to attract and retain additional qualified management personnel, our ability to comply with covenants contained in our credit facility, the cost and availability of our principal food products, labor shortages or increased labor costs, our ability to franchise new units and expand our brands, our and our franchisees' ability to successfully operate existing units and open new units, changes in consumer preferences and demographic trends, competition, general economic, political and regulatory conditions and the risk factors detailed in our Annual Report on Form 10-K for the year ended December 30, 2001 and the other documents we file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.